Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of TILT Holdings, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333- 266295) of TILT Holdings, Inc. and Subsidiaries (the Company) of our report dated March 16, 2023, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, which report appears in this Annual Report on Form 10-K file of TILT Holdings, Inc. for the year ended December 31, 2022.

/s/ Macias Gini & O’Connell LLP

San Jose, California
March 16, 2023

Macias Gini & O’Connell LLP
60 South Market Street, Suite 1500	www.mgocpa.com
San Jose, CA 95113